UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 30, 2013 (July 26, 2013)

CENTAUR GUERNSEY L.P. INC.
(Exact name of registrant as specified in its charter)

Guernsey	001-09913	98-1022387
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

12930 West Interstate 10, San Antonio, Texas 78249
(Address of principal executive offices)

Registrant's telephone number, including area code: (210) 524-9000

N/A
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

The governing board of directors of Centaur Guernsey L.P. Inc. (the “Company”) are the directors of Chiron Holdings GP, Inc., the general partner of Chiron Guernsey Holdings L.P. Inc., which is the parent of the Company. Kinetic Concepts, Inc., a Texas corporation (“KCI”) is an operating subsidiary of the Company.

On July 26, 2013, KCI entered into a share purchase agreement (the “Purchase Agreement”) to purchase the Systagenix™ wound care business from an entity controlled by One Equity Partners III, L.P. (the “Seller”) for a total purchase price of approximately $485 million on a debt free and cash free basis (the “Acquisition”). In connection with the Acquisition, the Seller will spin off an early-stage diagnostics business out of Systagenix. The consummation of the Acquisition is subject to the satisfaction of customary closing conditions, including applicable antitrust approvals and is expected to close in the fourth quarter of 2013.

The Purchase Agreement sets forth the material terms of the Acquisition, which is filed herewith as Exhibit 2.1 to this report and is incorporated by reference herein.

Item 7.01. Regulation FD Disclosure.

About Systagenix

Systagenix is a global leader in innovative wound care established in 2008 following the acquisition of Johnson & Johnson’s professional wound care business by One Equity Partners. Systagenix is dedicated to wound care, developing and marketing advanced wound diagnostic and therapeutic solutions and supplying over 20 million advanced wound dressings per month globally.  Systagenix’s longstanding commitment to skin and wound care began with innovative wound care treatments developed by the experienced team of R&D Scientists at the Gargrave Centre of Excellence for Wound Healing in North Yorkshire, England. With approximately 800 employees worldwide, Systagenix has direct operations in several major markets in the U.S., Canada, Western Europe, Brazil and South Africa and distributes products to more than 100 countries. Systagenix reported revenue of $196 million for calendar year 2012, excluding the diagnostics business. Approximately 80% of their 2012 revenue was from markets outside the United States. KCI views this acquisition as an important step forward in achieving its objective of further geographic expansion and product diversification.

Cost and Revenue Synergies

KCI expects the Acquisition to be accretive to anticipated adjusted EBITDA in 2014 (as defined in the Company’s existing credit agreement) and to realize meaningful cost and revenue synergies as a result of the Acquisition. KCI expects to incur costs of $15 million to $20 million during the first 2 years following the Acquisition in order to integrate the business and achieve the synergies.

Financial effects

    KCI has obtained financing commitments for up to $350 million of new senior secured financing under the Company’s existing credit agreement and will fund the remaining Acquisition consideration with cash on hand.

Forward-Looking Statements

This report includes estimates or projections that constitute “forward-looking statements” within the meaning of the U.S. federal securities laws. Generally, the words “believe,” expect,” intend,” anticipate,” “project,” “will,” and similar expressions identify forward-looking statements, which generally are not historic in nature. Although the Company believes that the assumptions upon which its forward-looking statements are based are reasonable, it can give no assurance that these assumptions will prove to be correct. Important factors that could cause actual results to differ materially from the Company’s historical experience, and present projections and expectations are disclosed in the Company’s filings with the Securities and Exchange Commission (“SEC”). These factors include, among others, KCI’s ability to successfully integrate Systagenix, retain key employees and achieve planned cost synergies; KCI’s ability to obtain necessary regulatory approvals for the acquisition; KCI’s ability to implement its strategic initiatives, including executing and realizing cost savings; changes in legal and regulatory requirements; changes in KCI’s supply chain system; additional impairment charges; and other risks discussed in our filings with the SEC, including our Annual Report on Form 10-K for the year-ended December 31, 2012, which is available from the SEC. The occurrence of the events described in the risk factors could harm our business, results of operations and financial condition. These forward-looking statements are made as of the date of this report. Except as required under federal securities laws and the rules and regulations of the SEC, we do not have any intention to update any forward-looking statements to reflect events or circumstances arising after the date of this report, whether as a result of new information, future events or otherwise.

Item 8.01 Other Events.
A copy of the press release of KCI announcing the Acquisition is attached hereto as Exhibit 99.1 and incorporated herein by reference. The Company is furnishing under Item 8.01 of this Current Report on Form 8-K the information included as Exhibit 99.1.
Item 9.01 Financial Statements and Exhibits.
(d) Exhibits

Exhibit Number	Description

2.1	Share Purchase Agreement dated as of July 26, 2013, by and between Systagenix Wound Management Cooperatie B.A., Systagenix Holding Corp., and Kinetic Concepts, Inc.
99.1	Press Release dated July 30, 2013, issued by Kinetic Concepts, Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CENTAUR GUERNSEY L.P. INC.

Date: July 30, 2013	By:	/s/ Robert P. Hureau
Name: Robert P. Hureau
Title: Authorized Signatory